Exhibit 11

                                 GRANCARE, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
          (Dollars and Shares in Thousands, Except Per Share Amounts)

                                                                          Three months    Six months ended
                                                                             ended            June 30,
                                                                            June 30,
                                                                         1996     1995     1996     1995
                                                                       -------- -------- -------- --------
Primary

      Average shares outstanding......................................   23,252   23,413   23,201   23,223
      Net effect of conversion of stock options (a)...................      600      416      503      464
      Net effect of conversion of warrants (a)........................      225      423      228      501
                                                                       -------- -------- -------- --------

                                Total.................................   24,077   24,252   23,932   24,188
                                                                       ======== ======== ======== ========

      Net income......................................................  $ 8,180  $ 7,713  $14,770  $13,792
                                                                       ======== ======== ======== ========

      Net income per common share.....................................    $0.34    $0.32    $0.62    $0.57
                                                                       ======== ======== ======== ========

Fully diluted

      Average shares outstanding......................................   23,252   23,413   23,201   23,223
      Net effect of conversion of stock options (a)...................      755      416      711      464
      Net effect of conversion of warrants (a)........................      233      423      242      501
      Net effect of conversion of convertible securities (b)..........    2,330    2,330    2,330    2,330
                                                                       -------- -------- -------- --------

                                Total.................................   26,570   26,582   26,484   26,518
                                                                       ======== ======== ======== ========

Net income............................................................  $ 8,180  $ 7,713  $14,770  $13,792
Interest on convertible securities - net of tax.......................      636      636    1,272    1,272
                                                                       -------- -------- -------- --------
                                                                        $ 8,816  $ 8,349  $16,042  $15,064
                                                                       ======== ======== ======== ========

Net income per common share...........................................    $0.33    $0.32    $0.61    $0.57
                                                                       ======== ======== ======== ========

(a) Computed using the treasury stock method
(b) Computed using the "if-converted" method
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